Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Zurn Water Solutions Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 457(f) (other)	52,500,000 shares	N/A	$216,973,000	$92.70 per million	$20,114
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$216,973,000		$20,114
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$20,114

(1) Calculated pursuant to Rule 457(f) under the Securities Act of 1933, as amended

Registration fee calculated in accordance with Rule 457(f)(2) based on the book value of the equity of Elkay Manufacturing Company (“Elkay”) as of January 1, 2022, the latest practicable date for which such information is available, of $216,973,000 (or, based on 1,072,615.856 outstanding shares of Elkay common stock, approximately $202.28) to be acquired by the registrant in the transaction described in the registration statement. In accordance the Instructions to the Calculation of Filing Fee Tables and Related Disclosure contained in Item 21(d) to Form S-4, the Proposed Maximum Offering Price Per Unit has been omitted.